EXHIBIT 99.1
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet	Tim Grace
Senior Vice President-Finance	General Inquiries	Media Inquiries
Telephone: (248) 358-1171	(312) 640-6672	(312) 640-6667
E-mail: invrelations@npte.com
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 10, 2005
NORTH POINTE HOLDINGS CORPORATION REPORTS
THIRD QUARTER RESULTS; ACHIEVES STRONG PROFITABILITY DESPITE
HURRICANE LOSSES
•	Third quarter net income of $511,000 vs. loss of $206,000 in prior year
•	Third quarter earnings per share basic and diluted were $0.10 vs. ($0.04) a year ago
•	Total revenues increased to $23.5 million from $20.1 million in prior year
•	Third quarter loss ratio of 53.7% as compared to 68.1% a year ago
•	Company completes initial public offering
•	Cash and invested assets were $149.3 million as of September 30, 2005
•	Book value at the close of the quarter of $82.5 million, or $9.28 per share
SOUTHFIELD, MI — November 10, 2005 — North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the third quarter ended September 30, 2005. Net income in the third quarter increased to $511,000 from a loss of $206,000 in the prior year period. Earnings per basic and diluted share for the third quarter of $0.10 were based on 5.24 million weighted average diluted shares compared with a loss of $0.04 per share for the third quarter of 2004, based on 4.89 million weighted average diluted shares. The Company completed its initial public offering on September 23, 2005.
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P.O. Box 2223, Southfield, MI 48037-2223   •   28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC   •   (248) 358-1171   •   Fax (248)357-3895

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James Petcoff, President and Chief Executive Officer, commented, “Our strong third quarter results were mainly driven by growth and profitability in our core specialty segments, in particular our commercial lines. We were pleased to report $511,000 in net income despite the effect of $3.6 million (after-tax) in losses related to hurricanes in the third quarter of 2005 and to confirm that our rate actions and underwriting discipline continue to yield favorable results. We see good opportunities in our targeted markets, and following the successful completion of our IPO we are now in a position to profitably expand our specialty products and geographic presence.”
Third Quarter 2005 Highlights
Gross premiums written for the three months ended September 30, 2005 were $18.4 million as compared to $22.3 million for 2004, a decrease of $3.9 million, or 17.5%. This decrease was principally a result of the Company exiting the non-standard automobile line in October 2004. Gross premiums written in the commercial lines segment for the three months ended September 30, 2005 were $17.3 million as compared to $15.9 million for the corresponding period in 2004, an increase of $1.4 million, or 8.8%.
The Company’s loss ratio for the three months ended September 30, 2005 was 53.7% as compared to 68.1% for the corresponding period in 2004. The primary reasons for this improvement were a lower level of incurred losses due to hurricanes, a general improvement in the Company’s loss ratio in its commercial business lines and the exit of the non-standard automobile line in October 2004.
In the third quarter of 2005, the Company incurred $5.4 million in pre-tax losses, net of reinsurance, as a result of Hurricanes Dennis, Katrina and Rita. This compares to hurricane related losses of $7.3 million (pre-tax) in the third quarter of 2004. In addition, the Company previously announced that it had been assessed $2.1 million in the third quarter of 2005, by Citizens Property Insurance Corporation (“Citizens”), relating to the shortfall previously announced by Citizens. Citizens is a special purpose insurer managed by the state of Florida that is principally funded by premiums from its policyholders and, to the extent necessary, assessments on insurance companies that underwrite policies in the state of Florida. Florida law authorizes insurers who are subject to such assessment to impose special surcharges on policyholders to recoup the full amount of the assessment.
The Company has since determined that $2,030,551 of this amount is recoverable under its reinsurance treaties, and accordingly the Company has recorded a pre-tax charge of $114,566, net of reinsurance, in the third quarter of 2005 related to the Citizens assessment. The Company’s loss ratio increased from 29.4% to 53.7% as a result of the three hurricanes experienced in the quarter.
On October 24, 2005, Hurricane Wilma crossed over Florida and the Gulf Coast. The Company’s insurance subsidiaries write commercial and personal property and casualty insurance in the state of Florida. At this time, the Company expects losses incurred, including reinstatement premiums, to be in the range of $8.0 to $9.5 million pre-tax, due to Hurricane Wilma.
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Mr. Petcoff concluded, “We were pleased with our third quarter results and the underlying trends in our business. Going forward, we expect the insurance market to remain competitive. However, we feel that our focus on specialty markets, disciplined underwriting approach and additional capital position will allow us to deliver strong returns to our shareholders. We remain committed to the goals we laid out as part of our IPO to deliver compelling growth in earnings and book value.”
Conference Call Details
North Pointe will host a conference call today at 11:00 a.m. EST to discuss third quarter results. The call may be accessed on North Pointe’s web site at www.npte.com or by dialing 800-817-4887.
A replay will be available through November 17, 2005 by dialing 888-203-1112 or 719-457-0820, passcode 4825762. You may also access the replay on North Pointe’s website for 90 days following the event.
About North Pointe Holdings Corporation
North Pointe Holdings, founded in 1986, is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan. Commercial multi-peril insurance is offered to small businesses, such as artisans and contractors, in Florida. North Pointe’s personal lines include non-standard homeowners’ policies in Indiana and Illinois, and traditional homeowners policies in Florida.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the
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outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow....
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North Pointe Holdings Corporation and Subsidiaries
Consolidated Balance Sheets
September 30, 2005 (Unaudited) and December 31, 2004

	2005	2004
	(Dollars in thousands,
	except share data)
ASSETS
Investments
Debt securities, available for sale, at fair value	$100,323	$76,068
Assumed premiums written	9,878	9,280

Total investments	110,201	85,348

Cash and cash equivalents	33,098	29,678
Restricted cash	6,031	200
Accrued investment income	838	575
Premiums and agent balances receivable, net	15,992	16,491
Reinsurance recoverables on
Paid losses	7,318	8,214
Unpaid losses	24,710	36,544
Prepaid reinsurance premiums	6,482	5,551
Deferred policy acquisition costs	9,553	9,793
Federal income tax recoverable	316	—
Deferred federal income taxes, net	6,092	5,865
Prepaid expenses and other assets	7,323	4,493

Total assets	$227,954	$202,752

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities
Losses and loss adjustment expenses	$84,810	$96,561
Unearned premiums	46,841	42,251
Debt	5,047	20,062
Amounts due to reinsurers	638	1,221
Accounts payable and accrued expenses	6,841	5,551
Federal income tax payable	—	1,332
Other liabilities	1,293	1,082

Total liabilities	$145,470	$168,060

Commitments and Contingencies

Redeemable cumulative convertible preferred stock no par value; 0 and 60,000 shares authorized in 2005 and 2004, respectively; 0 shares issued and outstanding in 2004	—	—

Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 8,891,687 and 4,889,187 issued and outstanding in 2005 and 2004, respectively	47,496	5,880
Preferred stock, no par value; 5,000,000 shares authorized; 0 shares issued and outstanding in 2005	—	—
Unearned stock compensation	(30)	—
Retained earnings	35,449	28,803
Accumulated other comprehensive income
Net unrealized gains on investments, net of deferred federal income tax benefit (expense) of $223 and ($3), respectively	(431)	9

Total shareholders’ equity	82,484	34,692

Total liabilities, redeemable preferred stock and shareholders’ equity	$227,954	$202,752

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North Pointe Holdings Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
For the Three Months Ended September 30, 2005 and 2004

	Three Months Ended
	September 30,
	2005	2004
	(Dollars in thousands, except
	share data)

Revenues
Direct premiums written	$18,443	$22,223
Assumed premiums written	(10)	119
Premiums ceded	(5,854)	(5,301)

Net premiums written	12,579	17,041
Decrease in unearned premiums	9,073	1,640

Net premiums earned	21,652	18,681
Investment income, net of investment expenses	1,067	613
Net realized capital (losses) gains	75	(4)
Installment fees and other income	695	568
Gain on sale of business	—	285

Total revenues	23,489	20,143

Expenses
Losses and loss adjustment expenses	11,991	13,116
Policy acquisition costs	5,844	4,648
Other underwriting and operating expenses	4,686	3,193
Interest expense	390	232

Total expenses	22,911	21,189

Income before federal income tax expense (benefit)	578	(1,046)
Federal income tax expense (benefit)	67	(840)

Net income (loss)	$511	$(206)

Earnings Per Share
Basic and Diluted	$0.10	$(0.04)

Weighted average number of shares
Basic	5,237,013	4,889,187
Diluted	5,237,015	4,889,187
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North Pointe Holdings Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
For the Nine Months Ended September 30, 2005 and 2004

	Nine Months Ended
	September 30,
	2005	2004
	(Dollars in thousands, except
	share data)

Revenues
Direct premiums written	$86,078	$70,013
Assumed premiums written	613	1,457
Premiums ceded	(14,548)	(12,363)

Net premiums written	72,143	59,107
Increase in unearned premiums	(5,299)	(2,068)

Net premiums earned	66,844	57,039
Investment income, net of investment expenses	2,755	1,676
Net realized capital (losses) gains	(155)	59
Installment fees and other income	1,474	1,779
Gain on sale of business	—	285

Total revenues	70,918	60,838

Expenses
Losses and loss adjustment expenses	30,356	31,917
Policy acquisition costs	17,109	14,105
Other underwriting and operating expenses	12,379	9,938
Interest expense	884	518

Total expenses	60,728	56,478

Income before federal income tax expense and extraordinary item	10,190	4,360
Federal income tax expense	3,544	1,006

Income before extraordinary item	6,646	3,354
Extraordinary item	—	2,905

Net income	$6,646	$6,259

Earnings Per Share
Basic and Diluted
Income before extraordinary item	$1.33	$0.47
Extraordinary item	—	0.57

Net income	$1.33	$1.04

Weighted average number of shares
Basic	5,006,403	5,106,896
Diluted	5,006,404	5,106,896
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Results of Operations by Segment for the Three Months
and Nine Months Ended September 30, 2005, and 2004

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Dollars in thousands)
Gross premiums written:
Commercial lines	$17,295	$15,945	$55,261	$50,800
Personal lines	1,138	6,397	31,430	20,670

Total gross premiums written	18,433	22,342	86,691	71,470

Net premiums written:
Commercial lines	14,082	11,922	46,284	42,130
Personal lines	(1,503)	5,119	25,859	16,977

Total net premiums written	12,579	17,041	72,143	59,107

Revenues:
Net premiums earned	21,652	18,681	66,844	57,039
Investment income, net	1,067	613	2,755	1,676
Net realized capital gains (losses)	75	(4)	(155)	59
Installment fees and other income	695	568	1,474	1,779
Gains on sale of business	—	285	—	285

Total revenues	23,489	20,143	70,918	60,838

Expenses:
Losses and loss adjustment expenses	11,991	13,116	30,356	31,917
Policy acquisition costs	5,844	4,648	17,109	14,105
Other underwriting and operating expenses	4,686	3,193	12,379	9,938
Interes expense	390	232	884	518

Total expenses	22,911	21,189	60,728	56,478

Income before federal income tax expense (benefit) and extraordinary item	578	(1,046)	10,190	4,360
Federal income tax expense (benefit)	67	(840)	3,544	1,006

Income before extraordinary item	511	(206)	6,646	3,354
Extraordinary item	—	—	—	2,905

Net income	$511	$(206)	$6,646	$6,259

Loss Ratio:
Commercial lines	39.3%	77.7%	40.5%	52.4%
Personal lines	98.8%	52.7%	57.3%	64.3%
Consolidated	53.7%	68.1%	44.4%	54.3%
Expense Ratio	47.1%	40.7%	43.2%	40.9%
Combined Ratio	100.8%	108.8%	87.6%	95.2%
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